Exhibit 11.1

     Computation of fully-diluted earnings per share, using
21,931,016 weighted average shares outstanding.

                                                 Amount         Per Share
Net income before extraordinary items           $ 7,433,000      $ .34
Extraordinary items                             (13,105,000)      (.60)
Net loss                                        $(5,672,000)     $(.26)

Calculation of number of weighted average fully-diluted shares:

Proceeds from assumed exercise of options       $18,743,125
Divided by year end closing price of
   common stock                                     $27.625
Equals number of shares assumed purchased
   under treasury stock method                      678,484
Number of shares assumed purchased through
   exercise of options                              930,000
Less number of shares assumed purchased
   under treasury stock method                      678,484
Equals additional shares assumed outstanding
   for fully-diluted earnings per share
   computation                                      251,516
Plus weighted average number of shares
   outstanding, primary EPS calculation          21,679,500
Equals weighted average number of shares
   outstanding, fully-diluted EPS calculations   21,931,016